EXHIBIT 99.1

Photon Dynamics Announces Stock Repurchase Program

SAN JOSE, Calif.—(BUSINESS WIRE)—Aug. 14, 2002—Photon Dynamics, Inc. (Nasdaq:PHTN - News) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $25 million of its Common Stock. “Based on current market prices, we believe that our stock is undervalued and that the repurchase program is a good investment of available funds,” said Vincent Sollitto, the president and chief executive officer of the Company. The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The repurchase program is expected to continue over the next twelve (12) months unless extended or shortened by the Board of Directors.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display, electronics and glass markets. The company’s products enable manufacturers to collect production line data, analyze it and quickly diagnose and repair process-related defects. This decreases material costs and improves throughput, giving manufacturers an incremental yield edge critical to their success. Photon Dynamics’ solutions, based on patented technologies and systems engineering expertise, are used for flat panel display test, inspection and repair; CRT display and automotive glass inspection; and advanced semiconductor packaging and printed wiring assembly inspection. Founded in 1986, Photon Dynamics has approximately 330 employees with sales offices and/or customer support services in San Jose and Aliso Viejo, Calif.; Austin, Texas; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Kumi City and Seoul, Republic of Korea; Markham, Ontario, Canada; Montreal, Quebec, Canada; Redhill, Surrey, U.K.; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site: www.photondynamics.com.

Safe Harbor Statement

The statements in this press release regarding the repurchase of Photon Dynamics Common Stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties. Photon Dynamics may repurchase all $25 million of its stock, or no shares of its stock, or any amount in between, and lengthen or shorten the repurchase period, depending on the trading price of its Common Stock, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. Other risks relating to Photon Dynamics can be found in Photon Dynamics’ latest Annual Report on Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

Contact:

                    Photon Dynamics

                    So-Yeon Jeong, 408/360-3561

                    soyeon.jeong@photondynamics.com

                      or

                    Weber Shandwick, Silicon Valley

                    Carol Felton, 650/532-4071

                    cfelton@webershandwick.com